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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               Contact:     Cindy Solovei
                                                                 Treasurer
                                                                 (305) 362-2611

            WINDMERE-DURABLE HOLDINGS TO ACQUIRE ASSETS FROM NEWTECH ELECTRONICS INDUSTRIES, INC. THAT INCLUDE THE RIGHTS TO
                        THE WHITE-WESTINGHOUSE TRADEMARK

MIAMI LAKES, FLORIDA (June 3, 1999)--Windmere-Durable Holdings, Inc. (NYSE:WND) announced today that it has entered into a definitive asset purchase agreement subject to certain conditions, with Newtech Electronics Industries, Inc. (Newtech) and Newtech's other 50 percent owner to purchase substantially all of Newtech's assets. The purchase includes inventory, accounts receivable, certain trademarks and other intangibles, as well as the assumption of certain liabilities relating to the business.

Under the terms of the agreement, Windmere-Durable Holdings will acquire the exclusive right and license to use the White-Westinghouse Trademark in North America for the design, manufacture, and sale of certain consumer electronic products. Windmere-Durable Holdings will also be assigned Newtech's rights under the long-term supply contracts with the Kmart Corporation in the United States and Zellers in Canada. According to the terms of the contracts, Windmere-Durable Holdings will supply Kmart and Zellers consumer electronics under the White-Westinghouse brand. The remaining term under the Kmart contract can be extended up to 2011 upon mutual consent. The recently signed Zellers contract expires in 2004. It is anticipated that the acquisition will result in a one-time non-cash charge of approximately $8.3 million after tax. This charge for the write down of Windmere's 50 percent equity interest in Newtech will be recorded as equity in net loss in joint ventures in the company's statement of operations.

David M. Friedson, Chairman, Chief Executive Officer and President stated: "As we had previously discussed in the Company's financial filings, Newtech is in default with its senior lenders. Windmere will purchase Newtech's assets, which are in excess of the liabilities which will be assumed. By purchasing Newtech's assets, including the licensed rights to the White Westinghouse Trademark for consumer electronics, we will have better control of a situation that reduces our exposure to future joint venture losses. It also represents an opportunity to increase our future pre-tax profits under the agreement we originally helped to negotiate."

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include economic conditions and the retail environment; the satisfaction of certain conditions including the consents of

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White Consolidated Industries, Kmart Corporation and Zellers; the Company's
dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; the effects of the class action litigation filed by certain shareholders and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Windmere-Durable Holdings, Inc., through its subsidiaries and investments, is a diversified manufacturer and distributor of a broad range of personal care products, kitchen electric appliances, and seasonal products for major retailers and appliance distributors primarily in North American and Latin America. Its Household Products, Inc. subsidiary, acquired from Black & Decker in June 1998, designs small kitchen and garment care appliances under Black & Decker licenses and markets these products to retailers and distributors in North America and Latin America. Durable Electrical Metal Factory, Ltd., the Company's wholly-owned manufacturing operation located in the People's Republic of China, provides Windmere-Durable with a low-cost manufacturing source for its Black & Decker, Windmere and private-label products. The Company also operates a manufacturing facility in Queretaro, Mexico, which manufactures Black & Decker labeled products for distribution to both North America and Latin America.